Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Magnitude Information Systems, Inc. and Subsidiaries

As independent public accountants, we hereby consent to the inclusion in Amendment No.1 to the Registration Statement on Form SB-2 of Magnitude Information Systems, Inc. and Subsidiaries, to be filed with the Commission on or about January 3, 2007, of our report dated March 23, 2006 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2005 and 2004, and to all references to our Firm included in this Registration Statement.


/s/ Rosenberg Rich Baker Berman & Company
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Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
January 3, 2007